EXHIBIT 10.1

AMENDED AND RESTATED SECURED PROMISSORY NOTE

$3,200,000 May 2, 2006

AMENDED AND RESTATED SECURED PROMISSORY NOTE, dated May 2, 2006 (this “Note"), by XYBERNAUT CORPORATION, a Delaware corporation, and XYBERNAUT SOLUTIONS, INC., a Virginia corporation, debtors and chapter 11 debtors-in-possession (together, “Borrowers”), in favor of EAST RIVER CAPITAL LLC, a Delaware limited liability company (“Holder” or “Lender”).

WHEREAS, Lender is the present owner and holder of that certain Secured Promissory Note, dated March 23, 2006, attached hereto as Exhibit A and incorporated herein (the “Existing Note"), which Existing Note evidences the indebtedness of Borrowers to Lender in the current outstanding principal amount of Two Million Four Hundred Thousand Dollars ($2,400,000) (the “Existing Debt");

WHEREAS, upon the terms and conditions of this Note, Lender has agreed to make loans (the “Loans") to Borrowers in the maximum principal amount of Three Million Two Hundred Thousand Dollars ($3,200,000), such Loans to be comprised of (i) the Existing Debt, and (ii) additional loans in the maximum aggregate principal amount of Eight Hundred Thousand Dollars ($800,000) (the “Subsequent Loans"), so that the combined outstanding principal balance of the Subsequent Loans and the Existing Debt shall not exceed Three Million Two Hundred Thousand Dollars ($3,200,000) (the “Commitment Amount"); and

WHEREAS, Borrowers and Lender have agreed in the manner hereinafter set forth to (i) combine and consolidate the Existing Note and the indebtedness evidenced thereby with the Subsequent Loans, and (ii) amend, modify and restate in their entirety the terms and provisions of the Existing Note on the terms and conditions hereinafter set forth; and

WHEREAS, Lender and Borrowers intend these Recitals to be a material part of this Note.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrowers and Lender agree as follows:

I. The Existing Debt is combined and consolidated together with the Subsequent Loans so that together they shall constitute but one indebtedness equal to the aggregate principal amount of all Loans made by or through Lender to Borrowers pursuant to this Note, such amount not to exceed the maximum principal amount of Three Million Two Hundred Thousand Dollars ($3,200,000) (such amount, or so much thereof as may be outstanding from time to time under this Note, the “Principal Amount"). The terms, covenants, conditions and provisions of the Existing Note are hereby modified, amended and restated in their entirety so that henceforth the terms, covenants, conditions and provisions of the Existing Note shall read and be as set forth in this Note and Borrowers agree to comply with and be subject to all of the terms, covenants and conditions of this Note.

II. The parties hereto certify that this Note evidences the Existing Debt evidenced by the Existing Note, as increased by the Subsequent Loans, and evidences no further or other principal indebtedness. Neither this Note nor anything contained herein shall be construed as a novation of Borrowers’ indebtedness to Lender evidenced by the Existing Note or of the Existing Note, which shall remain in full force and effect as hereby confirmed, modified, restated and amended.

III. This Note is an extension and continuation of the Existing Debt evidenced by the Existing Note, as increased by the Subsequent Loans, and, as to the Existing Debt, is issued in replacement of and substitution for the Existing Note.

IV. The Existing Note, as modified and restated in its entirety pursuant to this Note, and the obligations of Borrowers thereunder, as increased by the Subsequent Loans, is hereby ratified and confirmed, and shall remain in full force and effect until the full performance and satisfaction of all obligations of Borrowers under this Note.

NOW, THEREFORE, FOR VALUE RECEIVED, Borrowers hereby unconditionally and jointly and severally promise to pay to the order of Lender, in lawful money of the United States of America and in immediately available funds, the Principal Amount, together with interest accrued thereon as herein provided and all premiums, fees and expenses and other amounts payable hereunder (the “Obligations”). Any reference in any other document executed in connection with the Existing Note or this Note, including without limitation, that certain Security Agreement dated as of March 23, 2006, by and between Borrowers and Holder (as the same may from time to time be amended, modified or supplemented or restated, the “Security Agreement”), a copy of which is attached hereto as Exhibit B, shall be deemed to refer to this Note. Additional rights of Holder are set forth in the Security Agreement. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Security Agreement.

1.	Borrowings. Lender has previously advanced principal under this Note in the amount of Two Million Four Hundred Thousand Dollars ($2,400,000). Upon the terms and conditions set forth herein, Holder agrees to make the Subsequent Loans in the amount of Eight Hundred Thousand Dollars ($800,000) upon the written request of Borrowers. Borrowers shall provide such written request (a “Loan Request”), together with telephonic notice thereof, to Holder on or before 12:00 noon at least three (3) business days prior to the requested date of such borrowing stating the amount requested and containing a certification of an officer of Borrowers stating that no Event of Default (as defined below) has then occurred and is continuing. Lender shall advance the amount requested in such notice provided that (a) no Event of Default has occurred and is continuing at the time the notice is given and at the time the advance is made, (b) the aggregate Principal Amount outstanding under this Note after giving effect to the requested advance does not exceed Three Million Two Hundred Thousand Dollars ($3,200,000) and (c) all of the conditions precedent for Subsequent Loans set forth in Section 16 have been satisfied. Amounts repaid hereunder may be reborrowed on a revolving basis. Notwithstanding anything to the contrary herein, the Lender shall have no obligation to make any Subsequent Loans in excess of Two Hundred Thousand Dollars ($200,000), and the Lender’s determination as to whether to make Subsequent Loans in excess of such amount shall be at its sole and absolute discretion. Each request must be in a minimum amount of Fifty Thousand Dollars ($50,000).

2.	Repayment. Except for those Obligations payable on an earlier date, the Obligations shall be due and payable in full on September 1, 2006 (the “Maturity Date”).

3.	Interest. The outstanding principal balance of this Note shall not bear interest except for default interest under section 5 hereof.

4.	Place of Payment. All amounts payable hereunder shall be payable by wire transfer to Holder in accordance with wire transfer instructions to be separately provided to Borrowers in writing, unless another manner of payment shall be specified in writing by Holder.

5.	Application of Payments, Default Rate. Payment on this Note shall be applied first to accrued interest, if any, second, to the Premium (as defined below), third, to fees and expenses of the Lender, and thereafter to the outstanding principal balance hereof. Any amount outstanding on the Obligations hereunder not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest at a rate per annum (computed on the basis of a 360-day year, actual days elapsed) of fifteen percent (15.0%) from the date due until the date of payment.

6.	Security. The full amount of the Secured Obligations are secured by the Collateral identified and described as security therefor in the Security Agreement executed by and delivered by Borrowers. Borrowers shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any Lien on or in the Collateral, or in any portion thereof, except as permitted pursuant to the Security Agreement.

7.	Use of Proceeds. Borrowers covenant that the Loans shall be used solely as follows: repayment of outstanding advances, fees and expenses payable under the debtor-in-possession financing facility with LC Capital Master Fund, Ltd. (“LC Fund”) approved by the Court in October, 2005 (the “LC Fund DIP Facility”) in the amount of Eight Hundred Forty Seven Thousand Two Hundred Fifty One and 81/100 Dollars ($847,251.81), establishment and funding of the Lender Escrow as provided in Section 8 hereof, working capital needs, general corporate purposes, the costs and expenses associated with the bankruptcy cases of Borrowers (the “Cases"), the payment of fees and expenses of Lender payable hereunder, the funding of the GUC Escrow Account (as defined in that Stipulation and Order entered on or about April 7, 2006) in the amount of Two Hundred Thousand Dollars ($200,000), and other purposes with the prior written consent of Lender.

8.	Lender Escrow. The Existing Debt has been used in part to establish an escrow account (the “Lender Escrow") in the amount of Six Hundred Thousand Dollars ($600,000) for the benefit of Lender, which amount may be later reduced to an amount not less than Two Hundred Thousand Dollars ($200,000) upon mutual written consent of the Lender and the Borrowers. The funds deposited in the Lender Escrow may be used, at the Lender’s option and in accordance with instruction by the Lender to the Escrow Agent (as such term is defined in the Escrow Agreement, a copy of which is annexed hereto as Exhibit C (as the same may from time to time be amended, modified, supplemented or restated, the “Escrow Agreement")), for payment to the Lender of the Obligations, including, without limitation, fees and expenses of the Lender, that are due and payable under this Note and have not been paid by the Borrowers. Payment to the Lender from the Lender Escrow of unpaid fees, expenses or any of the Obligations that are due and payable hereunder shall not constitute a waiver of any Event of Default arising from the failure of Borrowers to pay such amounts. The Lender Escrow shall be governed by and subject to the terms and conditions of this Note and the Escrow Agreement.

9.	Premium. Holder shall have earned and shall be paid hereunder an additional amount (the “Premium”) equal to the greater of (a) One Million Two Hundred Thousand Dollars ($1,200,000) and (b) 62.5% (sixty-two and one-half percent) of each dollar advanced hereunder. The Premium was earned upon advance of the Initial Loans (as defined below) and shall be paid when principal becomes due hereunder or when all or any amount of the Loans is repaid.

10.	Fees and Expenses. Borrowers shall pay Lender a monthly administration fee of Five Thousand Dollars ($5,000), which shall be due and payable on the first day of each month. In addition, Borrowers shall pay for all costs and expenses incurred by Lender in connection with the Loans, the Loan Documents (as defined below), the enforcement or preservation of rights and remedies under the Loan Documents, and the prosecution or defense of any investigation, litigation or proceeding arising out of, related to, or in connection with the Obligations, this Note, the other Loan Documents, and any order(s) relating thereto. All reasonable expenses incurred by Lender, including but not limited to attorneys’ fees and expenses for purposes of preparing, negotiating, drafting, executing, delivering, closing, administrating or obtaining approval of the Loan Documents, any amendment, supplement or modification thereto, and any other documents prepared in connection herewith or therewith, shall be payable by Borrowers within seven (7) days after receipt of written demand, without the need for an order of the Court approving such payment.

11.	Collateral Sales. Borrowers are presently engaged in and will continue to engage in efforts to sell Collateral (particularly, Collateral consisting of intellectual property identified on Exhibit 2 to the Security Agreement). Borrowers will not sell all or any portion of the Collateral without the prior written consent of Lender. The proceeds of the sale or other disposition of Collateral (including the sale or other disposition of property, whether directly or indirectly and including by way of a sale of Borrowers’ business (including by way of a section 363 sale or as part of a chapter 11 plan(s)), that had been included in the Collateral (even if the Loans have been repaid) (subject only to the final sentence of this Section 11), net only of the expenses directly attributable (excluding any commission, incentive or similar fee payable to broker or investment bankers to such sale or disposition) (“Collateral Proceeds”), shall upon Borrowers’ receipt be paid as follows: (a) the first Five Million Dollars ($5,000,000) of Collateral Proceeds shall be paid one hundred percent (100%) to Holder to reduce the Obligations until payment in full of the Obligations, (b) after the aggregate Collateral Proceeds exceed Five Million Dollars ($5,000,000) and until payment in full of the Obligations, ninety-seven and one-half percent (97.5%) to Holder and two and one-half percent (2.5%) to LC Fund for a period of one year following confirmation of a plan of reorganization for the Borrowers and thereafter one hundred percent (100%) to Holder to reduce the Obligations, and (c) after the aggregate Collateral Proceeds exceed Ten Million Dollars ($10,000,000) and until payment in full of the Obligations, ninety-six and one-half percent (96.5%) to Holder and two and one-half percent (3.5%) to LC Fund for a period of one year following confirmation of a plan of reorganization for the Borrowers and thereafter one hundred percent (100%) to Holder to reduce the Obligations. For the avoidance of doubt, while no Event of Default exists, Collateral consisting of accounts receivable and inventory created in the ordinary course of business may be used by Borrowers in the ordinary course of their business.

12.	Existing Ownership. Borrowers shall not without the prior express written consent of Lender (i) issue any capital stock, (ii) cancel any authorized stock, or (iii) alter existing shareholder structure, or take any other action, so as to further or cause an ownership change within the meaning of section 382 of the Internal Revenue Code. Upon acquiring information or knowledge that any person or entity may take action to become a “5% shareholder” within the meaning of section 382 of the Internal Revenue Code, Borrowers shall immediately advise Lender of such circumstance, shall consult in good faith with Lender as to any commercially reasonable actions that Borrowers may take to prevent such person or entity becoming a “5% shareholder,” and shall take any and all such commercially reasonable actions mutually agreed upon with Lender.

13.	Sales Process/Plan Milestones. Borrowers covenant to use their best efforts to cause the events set forth on Exhibit D to occur by the dates indicated thereon (the “Milestones”).

14.	Board of Director Meetings. Borrowers shall provide Holder with reasonable prior notice of all meetings (including telephonic meetings) of the boards of directors of Borrowers, and permit an authorized representative of Holder to attend and observe all such meetings; provided, however, the Holder’s representative shall not be permitted to attend meetings of executive committees of the boards of directors held to discuss matters that the boards of directors have determined in good faith are required to be kept confidential for the protection of the Borrowers’ operations.

15.	Access to Books and Records. Borrowers shall permit any authorized representative of Lender to inspect any of their properties and books and records, including financial and accounting records, and to make copies and take extracts therefrom, all upon reasonable notice at such reasonable times and as often as may be reasonably requested; provided that Lender shall not unreasonably interfere with the Borrowers’ operations.

16.	Conditions Precedent. Holder’s obligation to make the initial and each successive Loan hereunder is subject to the satisfaction of the following conditions precedent:

(a)	Interim and Final Orders. The Court shall have issued the Financing Orders satisfactory to Lender, including the Interim DIP Order and Final DIP Order in the form of Exhibit E hereto, with such modifications as are acceptable to Lender in its sole and absolute discretion. Such Financing Orders shall be in full force and effect and shall not have been amended, stayed or vacated. The Financing Orders or a separate order of the Court shall provide that portions of this Note and motions related hereto that describe the Milestones shall be filed under seal, although such information shall be available to the Official Committee of Unsecured Creditors (the “Creditors’ Committee"), the Official Committee of Equity Security Holders (the “Equity Committee") and the Office of the United States Trustee.

(b)	Initial Loans. Upon entry of the Interim DIP Order, as modified by the Order Modifying Interim Order Authorizing Post-Petition Secured Financing Pursuant to § 364 of the Bankruptcy Code, entered April 13, 2006, subject to the terms and conditions herein, Borrowers may borrow initial Loans (“Initial Loans") in an amount not to exceed Two Million Four Hundred Thousand Dollars ($2,400,000). Prior to entry of the Final DIP Order, the Loans shall not exceed Two Million Four Hundred Thousand Dollars ($2,400,000) in the aggregate.

(c)	Loan Documents. Borrowers shall have executed and delivered to Holder this Note, the Escrow Agreement, the Security Agreement, such other documents necessary to grant to Holder a perfected first priority security interest in and lien on the Collateral, and such other documents, instruments and agreements reasonably requested by Holder, all in form and substance satisfactory to Holder (collectively, the “Loan Documents").

(d)	Subsequent Loans. Upon entry of the Final DIP Order which shall provide, among other things, that Borrowers have no further obligations to LC Fund under the LC Fund DIP Facility, and subject to the terms and conditions herein, Borrowers may borrow Subsequent Loans in an amount, together with the Initial Loans advanced, not to exceed the Commitment Amount. As conditions to borrowing Subsequent Loans, (i) the Borrowers and each of the directors of the Borrowers shall have executed and deposited into escrow any and all documents, in form and substance satisfactory to Lender, reasonably requested by Lender to confirm that they will comply with their respective obligations under Section 23, (ii) the Creditors’ Committee shall have consented to an increase in the Commitment Amount to Three Million Two Hundred Thousand Dollars ($3,200,000), (iii) the Final DIP Order shall approve and authorize Loans in the aggregate amount of Three Million Two Hundred Thousand Dollars ($3,200,000), (iv) the Borrowers shall have submitted a Loan Request to the Lender requesting the Lender to make Loans in the amount of Two Hundred Eight Thousand Five Hundred Seventy-Five Dollars ($208,575), or such other amount equal to the Lender’s expenses incurred to the date of the Loan Request, which Loans shall be used by the Borrowers to reimburse the Lender for such expenses, (v) the Borrowers shall be in compliance with the Milestones, and (vi) the progress of the Borrowers’ efforts to sell Collateral and the bids received from potential purchasers for the Collateral shall be satisfactory to Lender in its sole and absolute discretion.

(e)	Collateral Value/Appraisals. Borrowers have delivered to Holder the Intellectual Asset Valuation Report, dated June 27, 2005, prepared by IPI Innovations Financial Services, Inc. (“IPI”) that values the Collateral consisting of the intellectual property identified on Exhibit 2 to the Security Agreement (the “IPI Valuation”), demonstrating that the Collateral supports repayment of the Obligations. IPI has not withdrawn or modified or disavowed the IPI Valuation. IPI’s engagement with the Borrowers for other matters has been terminated.

(f)	No Defaults. No Default or Event of Default shall have occurred and be continuing or would result from the proposed borrowing.

(g)	Due Authorization. Borrowers shall have provided to Lender evidence satisfactory to Lender in its discretion of due authorization to enter into the Note, the Security Agreement and the Escrow Agreement and perform all obligations hereunder and thereunder.

(h)	Representations and Warranties. All representations and warranties contained herein, in the Security Agreement or in the Escrow Agreement shall be true and correct on and as of the date of such borrowing (or if such representation or warranty expressly relates to an earlier date, then as of such earlier date).

(i)	Fees and Expenses Paid. Holder’s fees and expenses (including attorneys’ and financial advisor’s fees) incurred to date shall have been paid in full in cash.

17.	Default. Each of the following events shall be an “Event of Default” hereunder:

(a)	Borrowers fail to pay timely any principal amount when due under this Note on the date the same becomes due and payable or any other amounts due under this Note on the date the same becomes due and payable;

(b)	Borrowers shall fail to pay or reimburse when due, or if there is no specified due date, upon demand, any other amounts owed to Lender, including without limitation, the Premium, fees and expenses, under this Note;

(c)	A breach by either Borrower of any provision, covenant, agreement, representation or warranty under this Note, the Security Agreement, the Escrow Agreement or any Financing Order;

(d)	Any challenge in a legal proceeding to the validity or enforceability of this Note, the Security Agreement, the Escrow Agreement, or any Financing Order or any term hereunder or thereunder;

(e)	Reversal, modification, rescission, amendment or vacating of any Financing Order;

(f)	An “Event of Default” has occurred and is continuing under and as defined in the Security Agreement;

(g)	Failure of the Borrowers to meet any of the Milestones;

(h)	Failure of the Borrowers to fund the Lender Escrow in accordance with Section 8 hereof and the Escrow Agreement;

(i)	Failure of the Borrowers or any of the directors of the Borrowers to comply with their respective obligations under Section 23;

(j)	The filing of any motion to approve a sale of all or a substantial portion of either Borrower’s assets, unless the Holder consents (which consent has been obtained with respect to the motion filed on April 14, 2006, for approval of bid procedures (“Bid Procedures”) and the sale of certain IP Collateral) or the motion is accompanied by a Bona Fide Offer for such assets that would yield sufficient proceeds to pay the Obligations in full (including, for the avoidance of doubt, the Premium);

(k)	The filing of any plan(s) of reorganization for either Borrower which does not provide for the payment in cash in full of the Obligations on or before the Maturity Date;

(l)	Dismissal of either of the Cases, conversion of either of the Cases to a chapter 7 liquidation or the appointment of a trustee or an examiner in either of the Cases with expanded powers;

(m)	The occurrence of a material adverse change in (1) the condition or business prospects (financial or otherwise) of Borrowers, taken as a whole, since the date of this Note, or (2) the value or salability of the Collateral such that the aggregate value of the intellectual property identified on Exhibit 2 to the Security Agreement may be less than Ten Million Dollars ($10,000,000);

(n)	Either Borrower taking any action before the Court contrary to Lender’s rights under the Note, the Security Agreement, the Escrow Agreement or any Financing Order;

(o)	Modification of, or the Borrowers taking any action contrary to, modifying or waiving any requirements of, the Bid Procedures filed with the Court on April 14, 2006 without the prior consent of the Lender;

(p)	Borrowers shall use the proceeds of the Loans in a manner not provided for under Section 7 hereof; and

(q)	The filing of a motion to approve post-petition financing that will be secured by Liens on the Collateral that are equal or senior to the Liens granted to Holder in connection herewith.

Upon the occurrence of an Event of Default hereunder, but subject to the terms of the Financing Orders, all unpaid principal, accrued interest, Premium, and other amounts owing hereunder shall, at the option of Holder, be immediately due, payable and collectible by Holder pursuant to applicable law and the commitments hereunder terminated, and Holder may exercise all rights and remedies under this Note, the Security Agreement, the Escrow Agreement and applicable law. Upon an Event of Default, if after five (5) days written notice from Holder the default has not been cured, Borrowers consent to the immediate modification of the automatic stay of Section 362 of the Bankruptcy Code to the extent necessary to permit Holder to exercise all rights and remedies under this Note, the Security Agreement, the Escrow Agreement and applicable law.

18.	Representations and Warranties of Borrowers. Each Borrower hereby represents and warrants to the Holder that:

(a)	Organization and Good Standing. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted.

(b)	Authorization. The execution, delivery and performance by Borrower of this Note, the Security Agreement and the Escrow Agreement are within Borrower’s corporate power; have been duly authorized by all necessary or proper corporate action and, on the date of initial funding of the Loans hereunder and on each subsequent funding date, will be authorized by a Financing Order which remains in full force and effect and has not been amended, stayed or vacated; will not violate any applicable law; does not require the consent or approval of any governmental authority or any other person (other than entry of the applicable Financing Order) and except such consents as have been obtained.

(c)	Valid Obligation. This Note, Security Agreement and the Escrow Agreement constitute valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their terms.

(d)	Non-contravention of Other Instruments. Borrower is not in violation or default (i) of any provision of its Certificate of Incorporation or Bylaws, or (ii) in any material respect of any post-petition instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound which violation or default would have a material adverse effect on Borrower or its subsidiaries, taken as a whole. The execution, delivery and performance of this Note, the Security Agreement and the Escrow Agreement, and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such post-petition provision, instrument, judgment, order, writ, decree or contract (including but not limited to any credit agreements, guaranties or debt related agreements to which Borrower or any affiliate of Borrower may be a party) or an event that results in the creation of any lien, charge or encumbrance upon any assets of Borrower or its subsidiaries or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to Borrower, its business or operations or any of its assets or properties.

(e)	Title to Collateral. Except as expressly provided otherwise in the Security Agreement, all assets and property of Borrower are included in the Collateral. Borrower owns and holds good and marketable title to the assets and property, including, without limitation, intangible property and contract rights (including without limitation the intellectual property identified on Exhibit 2 to the Security Agreement), constituting the Collateral and that there are no Liens, claims or encumbrances on the Collateral other than those Liens and encumbrances not exceeding One Hundred Thousand Dollars ($100,000) in the aggregate and scheduled on Exhibit 3 to the Security Agreement (“Permitted Liens") and with respect to the intellectual property identified on Exhibit 2 to the Security Agreement, other than the licenses, assignments or other transfers of rights or interests, covenants not to sue, or adverse claims, with respect to such property (“Adverse Interests”) that are identified as Permitted Liens, there are no Adverse Interests, and any maintenance fees with respect to such property are current.

(f)	Monthly Operating Report. The monthly operating report for March 2006 attached as Exhibit F hereto in all material respects fairly represents the assets and liabilities of Borrowers as of the dates set forth therein; provided, however, the amount of the Obligations as of March 31, 2006 was $3,087,500 plus the amount of Lender’s expenses incurred as of that date.

19.	Waiver. Borrowers waive presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection w hen incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

20.	Indemnification. Borrowers hereby indemnify Lender for any fees, costs and expenses (including counsel and financial advisor fees and) incurred in connection with this Note, the other Loan Documents, and any order(s) relating thereto, other than fees, costs and expenses arising directly as a result of Holder’s gross negligence or willful misconduct. This covenant shall survive termination of this Note and payment of the Obligations.

21.	Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction, except to the extent governed by the Bankruptcy Code.

22.	Successors and Assigns. The provisions of this Note and the Security Agreement shall inure to the benefit of and be binding on any successor to Borrowers and to any successor or assign of Holder.

23.	Issuance of Stock; Reconstitution of Boards of Directors. If the Borrowers fail to pay the Obligations in full on or prior to the Maturity Date (for purposes of this Section 23, a “Section 23 Default”) then, at the option of Lender and to the extent permitted by applicable law: (a) Borrowers shall pay Lender the sum of Four Hundred Thousand Dollars ($400,000) as a late payment fee, (b) each Borrower shall issue to Holder, for the sum of Four Hundred Thousand Dollars ($400,000), payable by setoff against the Obligations owed to the Lender hereunder, all authorized unissued shares of common stock of such Borrower, legally available for issuance, and/or (c) each Borrower shall, pursuant to (i) the Financing Orders and (ii) Section 303 of the General Corporation Law of the State of Delaware, 8 Del. C. § 303 (“Section 303”), reconstitute its board of directors (including, if necessary, name, constitute or appoint directors in place of or in addition to all or some of the directors then in office) so that the majority of the board of directors of each Borrower is satisfactory to Lender in its sole and absolute discretion; provided, however, that in the event that at the Maturity Date the Borrowers are then parties to one or more existing contracts with a credible buyer(s) with respect to a Bona Fide Offer(s) (as defined in Exhibit D) that will provide funds to Borrowers in an aggregate amount sufficient to enable Borrowers to repay the Obligations in full within thirty (30) days after the Maturity Date, the issuance of stock and reconstitution of the boards of directors provided for in this Section 23 shall not occur unless and until Borrowers fail to pay the Obligations in full on or before thirty (30) days after the Maturity Date; provided, further, however, that the issuance of stock and reconstitution of the boards of directors pursuant hereto shall not be deemed to satisfy Borrowers’ obligation to repay the Obligations, which shall remain in effect under this Note. Borrowers further agree that, to the fullest extent permitted by applicable law: (a) if all of the current directors choose to resign from their positions on the boards of directors before reconstitution of the boards of directors pursuant hereto, prior to such resignations becoming effective the Borrowers shall, pursuant to (i) the Financing Orders and (ii) Section 303, appoint the Chief Executive Officer as a director to serve in such capacity upon the resignations of such directors, and (b) the Borrowers shall cooperate in good faith with Lender and take any and all actions necessary to facilitate the actions contemplated by this Section 23, including, without limitation, as a condition precedent to any Subsequent Loans the execution and deposit into escrow by the Borrowers and directors of any and all documents, in form and substance satisfactory to Lender, reasonably requested by Lender to confirm that they will comply with their respective obligations under this Section 23.

24.	Warrants; Equity Rights. Holder shall receive warrants for the right to purchase 6.3% of the capital stock of Borrowers, as reorganized under a chapter 11 plan, on a fully diluted basis at nominal cost, subject to anti-dilution protection. In addition, Holder shall have the right to participate in any rights offering for the stock of Borrowers by having the option to purchase any unsubscribed stock. Borrowers agree to consult with Holder in connection with development and proposal of a plan of reorganization and to propose a plan of reorganization that provides for Holder to receive the warrants and, if applicable, rights offering option provided for herein. For such period of time as Holder holds warrants or stock of Borrowers, Holder shall have the right to appoint, at its election, a member of, or observer to, the board of directors of each reorganized Borrower. The Borrowers’ obligations under this Section 24 shall constitute Secured Obligations secured by the Collateral under the Security Agreement.

25.	Assignments and Participations. Borrowers agree and acknowledge that the Lender has the right to sell participations in any of the Loans and assign its rights and interests hereunder to third parties. Borrowers hereby consent to the sale by Lenders of participations in the Loans.

26.	Payment Procedures. Payments of principal and interest on this Note shall be made to the Holder at its principal office in New York City, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debt. If any payment of principal or interest on this Note shall become due on a day that is not a business day, such payment shall be made on the next succeeding day that is a business day.

27.	Press Releases. Borrowers will not use Holder’s or its affiliates’ name(s) in any press release without Holder’s prior written consent.

BORROWERS	XYBERNAUT CORPORATION
XYBERNAUT SOLUTIONS, INC.
	By:	/s/ Perry L. Nolen

	Name:	Perry L. Nolen

	Title:	President and CEO

HOLDER	EAST RIVER CAPITAL LLC By:	/s/ James A. Coyne

	Name:	James A. Coyne

	Title:	Manager, East River Capital, LLC, its Manager

EXHIBIT A

Existing Note1
EXHIBIT B
Security Agreement2EXHIBIT C

Escrow Agreement3
EXHIBIT D

[CONFIDENTIAL]4
EXHIBIT E

Final Order
IN THE UNITED STATES BANKRUPTCY COURT

FOR THE EASTERN DISTRICT OF VIRGINIA

ALEXANDRIA DIVISION

)
In re:	)
	)	Case No. 05-12801
XYBERNAUT CORPORATION, et al.,	)	Jointly Administered

	)	Chapter 11
Debtors.	)	Hon. Robert G. Mayer
)
______________________________	)

FINAL ORDER AUTHORIZING POST-PETITION SECURED FINANCING
PURSUANT TO SECTION 364 OF THE BANKRUPTCY CODE

Upon the motion, dated March 15, 2006 (the “Motion”), of Xybernaut Corporation and Xybernaut Solutions, Inc. (collectively, the “Debtors”), seeking entry of an order (I) authorizing and approving the Debtors entering into a post-petition financing facility (the “DIP Credit Facility”) with East River Capital LLC (the “Lender”) for the purposes of obtaining post-petition loans (the “Loans”) and credit secured by liens on property of the Debtors’ estates pursuant to sections 364(c)(2), 364(c)(3) and 364(d) of the Bankruptcy Code and a superpriority administrative expense claim as provided in section 364(c)(1) of the Bankruptcy Code, on the terms and conditions set forth in the Secured Promissory Note (the “Secured Promissory Note”) and related loan documents submitted to the Court, (II) authorizing the Debtors to file Exhibit C to the Secured Promissory Note under seal, (III) authorizing the Debtors to obtain credit and incur debt under the DIP Credit Facility on an interim basis for a period from the date of entry of the Interim Order (as defined below) through and including the date of the Final Hearing (as defined below) up to an aggregate amount of $1,900,000 (the “Interim Funding Amount”) on the terms and conditions described in the Motion, and (IV) scheduling a final hearing on the Motion (the “Final Hearing”) to consider entry of an order (the “Final Order”) granting the relief requested in the Motion on a final basis and approving the form of notice of the Final Hearing; and an interim hearing on the Motion (the “Interim Hearing”) having been held on March 21, 2006; and the Court having entered an order approving the Motion on an interim basis (the “Interim Order”) on March 23, 2006; and the Court having entered an Order Modifying Interim Order Authorizing Post-Petition Secured Financing Pursuant to Section 364 of the Bankruptcy Code (the “Interim Modification Order”) on April 13, 2006; and an Amended and Restated Secured Promissory Note (the “Amended and Restated Note”), Security Agreement (the “Security Agreement”), Escrow Agreement (the “Escrow Agreement”, and collectively with the Amended and Restated Note and the Security Agreement, as such documents may be amended, modified, restated and supplemented from time to time, the “DIP Loan Documents”)5 having been filed with the Court; and the Final Hearing having been held on April 25, 2006; and upon the evidence submitted to the Court at the Interim Hearing and the Final Hearing, the testimony, and the arguments of counsel, and it appearing that, absent the relief requested herein, the Debtors will suffer immediate and irreparable harm; and it further appearing that notice of the Motion is sufficient and complies with the requirements of Federal Rule of Bankruptcy Procedure 4001(c), for good cause shown;

BASED ON THE RECORD ESTABLISHED BEFORE THIS COURT, THE COURT HEREBY MAKES THE FOLLOWING FINDINGS OF FACT AND CONCLUSIONS OF LAW:

A. On July 25, 2005 (the “Petition Date”), each of the Debtors filed with this Court a voluntary petition under chapter 11 of the Bankruptcy Code.

B. The Debtors have continued in the management and operation of their businesses and properties as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. On August 29, 2005, the United States Trustee appointed an official committee of unsecured creditors (the “Creditors’ Committee”). On August 31, 2005, the United States Trustee appointed an official committee of equity security holders (the “Equity Committee”). No trustee or examiner has been appointed in these cases.

C. This Court has jurisdiction, pursuant to 28 U.S.C. §§ 157(b) and 1334, over these chapter 11 cases (the “Cases”), and over the persons and property affected hereby. Consideration of the Motion constitutes a core proceeding as defined in 28 U.S.C. § 157(b)(2). The statutory predicates for the relief sought herein are sections 364 and 107(b) of the Bankruptcy Code and Federal Rules of Bankruptcy Procedure 4001(c) and 9018. Venue is proper pursuant to 28 U.S.C. §§ 1408 and 1409.

D. Pursuant to this Court’s Order (I) Authorizing Post-Petition Secured Financing Pursuant to Section 364 of the Bankruptcy Code, And (II) Authorizing Debtors to File Exhibit Under Seal entered October 27, 2005 (the “October 27, 2005 DIP Loan Order”), this Court authorized the Debtors to obtain secured financing (the “LC Fund DIP Credit Facility”) from LC Capital Master Fund, Ltd. (“LC Fund”) in the maximum amount of $5 million on the terms and conditions provided in the October 27, 2005 DIP Loan Order and the loan documents underlying the LC Fund DIP Credit Facility. The drawdowns on the LC Fund DIP Credit Facility in the amount of $447,251.81 (the “LC Fund Prior Advances”) have been paid in full from a portion of the proceeds of the Loans (the “Initial Loans”) provided pursuant to the Interim Order and the Interim Modification Order.

E. At a hearing held on April 7, 2006, on the Motion to (A) Approve Global Settlement Pursuant to Federal Rule of Bankruptcy Procedure 9019(a) and (B) Amend Order (I) Authorizing Post-Petition Secured Financing Pursuant to Section 364 of the Bankruptcy Code, and (II) Authorizing Debtors to File Exhibit Under Seal (the “Motion to Approve Settlement”), filed by the Debtors to resolve and settle certain disputes, the Debtors, the Creditors’ Committee, the Equity Committee and the Lender requested that the Interim Order be modified, effective nunc pro tunc to March 23, 2006, the date of the entry of the Interim Order, to increase the Interim Funding Amount from $1,900,000 to $2,400,000 to allow for payments to be made under the terms of the Settlement Agreement (as defined in the Motion to Approve Settlement) to LC Fund in the amount of $300,000 and to provide for an additional funding of $200,000 to the Escrow Account described in paragraph 6 of the Interim Order (the “Lender Escrow Account”). By order entered April 7, 2006 (the "Settlement Order”), this Court granted the Motion to Approve Settlement.

F. On April 13, 2006, the Interim Order was modified, nunc pro tunc to March 23, 2006, by the Interim Modification Order to, inter alia, increase the Interim Funding Amount from $1,900,000 to $2,400,000. Pursuant to the settlement approved in the Settlement Order, $400,000 of the Initial Loans was used to pay in full LC Fund’s expenses under the LC Fund DIP Credit Facility.

G. Pursuant to the Interim Order and the Interim Modification Order, as of the date hereof the Lender has provided Loans in the aggregate amount of $2,400,000 to the Debtors. As of the date hereof, the Lender has incurred approximately $208,575 in fees and expenses that are due and payable under the DIP Credit Facility.

H. Based upon the record made before this Court at the Interim Hearing and the Final Hearing, an immediate need exists for the Debtors to obtain funds and financial accommodations with which to continue their operations, meet their payroll and other necessary, ordinary course business expenditures, acquire raw materials, goods and services, and administer and preserve the value of their estates. The ability of the Debtors to finance their operations requires the additional availability of working capital, the absence of which would immediately and irreparably harm the Debtors, their estates, and their creditors and the possibility for a successful reorganization.

I. The Debtors are unable to obtain unsecured credit allowable only as an administrative expense under section 503(b)(1) of the Bankruptcy Code or pursuant to sections 364(a), (b) or (c)(1) of the Bankruptcy Code.

J. The Debtors also are unable to obtain secured credit allowable under section 364(c)(2) of the Bankruptcy Code except on the terms and conditions provided in this Order. The Debtors are unable to borrow funds without granting the Lender liens on various assets of the Debtors pursuant to sections 364(c)(2), (c)(3) and (d) of the Bankruptcy Code, and a superpriority administrative expense claim pursuant to section 364(c)(1) of the Bankruptcy Code, in each case as provided in this Order. Additionally, the Debtors are unable to procure the necessary financing on more favorable terms than those offered by the Lender pursuant to the Amended and Restated Note and the other DIP Loan Documents.

K. The ability of the Debtors to finance their operations and the availability of sufficient working capital through the incurrence of indebtedness for borrowed money and other financial accommodations is vital to the Debtors’ ability to preserve and maintain their going concern value and their ability to consummate a successful reorganization.

L. The relief requested in the Motion is necessary, essential, and appropriate for the continued operation of the Debtors’ businesses and the management and preservation of their properties.

M. It is in the best interest of the Debtors’ estates to be allowed to establish the DIP Credit Facility.

N. The Debtors have requested, and the Lender has agreed, to provide a debtor-in-possession credit facility consisting of loans of up to $2,600,000 (inclusive of the $200,000 to fund the GUC Escrow Account, as such term is defined in the Stipulation and Order entered by the Court on or about April 7, 2006), subject to an increase in the commitment amount (the “Commitment Amount”) of up to $3,200,000 by the Lender, in its sole and absolute discretion and upon written mutual agreement of the Lender and the Debtors, with the consent of the Creditors’ Committee, in accordance with the terms of the DIP Loan Documents.

O. After entry of the Interim Order, the Debtors, with the consent of the Creditors’ Committee and the Equity Committee, requested the Lender to agree to certain modifications to the Secured Promissory Note. In connection therewith, (i) the Debtors and the Lender have agreed to the modifications to the Secured Promissory Note that are reflected in the Amended and Restated Note, (ii) the Debtors and the Lender have agreed to increase the Commitment Amount to $3,200,000, and the Creditors’ Committee has consented to such increase in the Commitment Amount, and (iii) upon the funding of the GUC Escrow Account in the amount of $200,000, the Creditors’ Committee shall waive the Creditors’ Committee BFO Milestone, as such term is defined in that certain letter agreement dated April 18, 2006 by and among the Debtors, the Creditors’ Committee and the Equity Committee and filed with the Court.

P. The Debtors have taken necessary corporate/business organizational action to enter into and have obtained all necessary consents to and authority for the DIP Loan Documents and the DIP Credit Facility and the transactions contemplated thereby.

Q. The terms and conditions of the DIP Credit Facility and the DIP Loan Documents, and the fees paid and to be paid thereunder, are fair, reasonable, and the best available under the circumstances, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties and are supported by reasonably equivalent value and consideration. The DIP Loan Documents were negotiated in good faith (as the term “good faith” is used in section 364(e) of the Bankruptcy Code) and at arms’ length between the Debtors on the one hand, and the Lender on the other hand. The credit extended or to be extended under the DIP Loan Documents has been or will be so extended in good faith, and for valid business purposes and uses, the consequence of which is that the Lender is entitled to the protection and benefits of section 364(e) of the Bankruptcy Code.

R. The information set forth on Exhibit D to the Amended and Restated Note contains certain confidential information regarding sale timelines and other milestones, which constitutes “commercial information” as that term is used in section 107(b) of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 9018.

S. It is in the best interest of the Debtors’ estates that Exhibit D to the Amended and Restated Note be filed under seal.

T. Notice of the Final Hearing and the relief requested in the Motion was given to (i) the Office of the United States Trustee for the Eastern District of Virginia, (ii) counsel to LC Capital Master Fund, Ltd. (iii) counsel to the Lender, (iv) counsel to the Creditors’ Committee, (v) counsel to the Equity Committee, (vi) all parties requesting notice pursuant to Federal Rule of Bankruptcy Procedure 2002, (vii) any party which filed prior to March 29, 2006 a request for notices with the Court, and (viii) any known holders of Permitted Liens (collectively, the “Notice Parties”). Such notice constitutes good and sufficient notice of the Final Hearing in accordance with Rule 4001(c) and section 102(1) of the Bankruptcy Code, as required by section 364(c) of the Bankruptcy Code, in light of the nature of the relief requested in the Motion.

U. Good and sufficient cause has been shown for the entry of this Order. Among other things, the entry of this Order will enable the Debtors to continue the operation of their business; will increase the possibility for a successful reorganization; and is in the best interests of the Debtors, their creditors, and their estates.

NOW THEREFORE, based upon the Debtors’ Motion and the record before the Court with respect to the Motion and the entire record of these Cases, and with the consent of the Creditors’ Committee and the Equity Committee to the form and entry of this Order, and good cause appearing,

IT IS ORDERED that:

1. Motion Granted. The Motion is granted and the terms and the conditions of the DIP Credit Facility and the DIP Loan Documents are hereby approved. The Debtors are authorized to:

a.	Establish the DIP Credit Facility;

b.	Execute the Amended and Restated Note, the Security Agreement, the Escrow Agreement, and any related documents to which any Debtor is a party and perform all their obligations thereunder;

c.	Borrow up to $3,200,000 under the DIP Credit Facility on a final basis consistent with the terms set forth in the Amended and Restated Note and the other DIP Loan Documents;

d.	Pay to the Lender all principal, interest, the Premium, fees, expenses and other amounts required under the DIP Credit Facility; and

e.	Utilize the proceeds from the DIP Credit Facility solely in accordance with the terms of the DIP Loan Documents.

2. Authorization to Enter Into and Comply with DIP Loan Documents. The Debtors are hereby authorized, empowered and directed to perform under and comply in all respects with all of the terms and conditions of the DIP Loan Documents, each of which constitute valid, binding, enforceable and non-avoidable obligations of the Debtors for all purposes during the Cases, any subsequently converted case(s) of any Debtors under Chapter 7 of the Bankruptcy Code or after the dismissal or reorganization of any of the Cases. The Debtors are hereby authorized and directed to (a) pay the principal, interest, the Premium, fees, expenses and other amounts, including, without limitation, administration fees and reasonable attorneys’, consultants and advisors’ fees and expenses, paid or incurred by Lender at any time in connection with the financing transactions as authorized and provided for in this Final Order and the DIP Loan Documents as such become due without further approval of the Court, all of which unpaid Premium, fees, costs and expenses shall be added to, and are included as part of, the Principal Amount, secured by the Collateral and afforded all of the rights, priorities and protections afforded to the Lender under this Final Order and the DIP Loan Documents, and (b) perform all of their obligations under the DIP Loan Documents, including but not limited to the issuance of stock and/or warrants provided for in Sections 23 and 24 respectively of the Amended and Restated Note (clauses (a) and (b) collectively, the “DIP Obligations”). The Debtors are hereby authorized and directed to perform all acts, and execute and comply with the terms of such other documents, instruments, and agreements as the Lender may reasonably require as evidence of and for the protection of the DIP Obligations and the Collateral or which may be otherwise deemed necessary by the Lender to effectuate the terms and conditions of this Final Order and the DIP Loan Documents, each of such additional documents, instruments, and agreements being included in the definition of “DIP Loan Documents” contained herein.

3. Authorization to Execute and Deliver DIP Loan Documents. Each officer of the Debtors as may be so authorized by the Board of Directors of each of the Debtors, acting singly, is hereby authorized to execute and deliver each of the DIP Loan Documents, such execution and delivery to be conclusive of their respective authority to act in the name of and on behalf of the Debtors.

4. Approval of DIP Loan Documents. The terms, conditions and covenants of the Amended and Restated Note and the other DIP Loan Documents are hereby approved in all respects and shall be deemed to be incorporated into the terms and conditions of this Final Order. Such terms and conditions shall be sufficient and conclusive evidence of the borrowing and financing arrangements among the Debtors and the Lender for all purposes, including, without limitation, the payment of all principal, interest, Premium, fees, Lender’s legal and other professional expenses, and other fees and expenses, as more fully set forth in the Amended and Restated Note and the other DIP Loan Documents.

5. Enforceable Obligations. The Amended and Restated Note and each of the other DIP Loan Documents, respectively, shall constitute and evidence the valid and binding joint and several obligations of each of the Debtors, which joint and several obligations shall be enforceable against each of the Debtors in accordance with their terms. No obligation, payment, transfer or grant of security under the DIP Loan Documents or this Order shall be stayed, restrained, voidable, or recoverable under the Bankruptcy Code or under any applicable law, or subject to any defense, reduction, setoff, recoupment or counterclaim.

6. Conditions Precedent. The Lender shall have no obligation to make any Loan under the DIP Loan Documents unless the conditions precedent to making such Loan under the DIP Loan Documents have been satisfied in full.

7. Lender Escrow Account. Pursuant to the Interim Order, the Interim Modification Order and the DIP Loan Documents, the Debtors have used the proceeds of the Initial Loans to establish and fund the Lender Escrow Account in the amount of $600,000 for the benefit of the Lender. In accordance with section 8 of the Amended and Restated Note, the Lender shall be entitled at its option to payment from the Lender Escrow Account of the DIP Obligations, including without limitation, fees and expenses of the Lender, that are due and payable under the Amended and Restated Note and have not been paid by the Borrowers. Notwithstanding the foregoing, the Lender shall have no obligation at any time to apply funds in the Lender Escrow Account to the payment of the DIP Obligations, and neither the establishment and funding of the Lender Escrow Account nor the withdrawal by the Lender of funds in the Lender Escrow Account for payment of any fees, expenses or other DIP Obligations shall constitute a waiver of any Event of Default under the DIP Loan Documents.

8. Subsequent Loans. As a condition precedent to the borrowing of any Subsequent Loans, the Debtors shall submit to the Lender a Loan Request requesting Loans in the amount of $208,575 or such other amount equal to the Lender’s expenses incurred to the date of the Loan Request, and the Loans shall be used by the Debtors to reimburse the Lender for such expenses. Proceeds of Subsequent Loans in the amount of $200,000 shall be used by the Debtors to establish and fund the GUC Escrow Account for the benefit of general unsecured creditors. Notwithstanding anything to the contrary herein, the Lender shall have no obligation to make any Subsequent Loans in excess of $200,000, and the Lender’s determination as to whether to make Subsequent Loans in excess of such amount shall be at its sole and absolute discretion.

9. LC Fund Rights and Obligations. Pursuant to the Settlement Order, LC Fund has no further rights or obligations under the October 27, 2005 DIP Loan Order and LC Fund DIP Credit Facility, including, but not limited to, the right to receive the 15% Sale Premium or the Warrants (as such terms are defined in the Settlement Order), and the October 27, 2005 DIP Loan Order and LC Fund DIP Credit Facility have been terminated. LC Fund shall not oppose any good faith, noncollusive, lawful sale or other disposition of the Debtors’ assets (whether in a single or multiple sales, and whether the sale(s) were conducted under 11 U.S.C. § 363, through or under a chapter 11 plan, under state law foreclosure rules or any other mechanism that would transfer ownership or control of the Debtors’ assets in a manner that would satisfy the claims and liens of the Lender under the DIP Credit Facility). Until such time as all of the DIP Obligations have been indefeasibly paid in full in cash in accordance with the DIP Loan Documents and this Final Order, LC Fund shall not seek or exercise any enforcement rights or remedies in connection with the Senior Secured Sales Proceeds Interest (as such term is defined in the Settlement Order) and the liens in connection therewith.

10. DIP Liens. The DIP Obligations shall be secured by valid, binding, enforceable, non-avoidable and automatically perfected postpetition first priority liens (the “DIP Liens”) on the Collateral as defined in the Security Agreement, pursuant to sections 364(c) and 364(d) of the Bankruptcy Code, which liens shall be senior to all other liens now existing or arising in the future, but subject to the Permitted Liens listed on Schedule 3 of the Security Agreement, and shared with LC Fund to the extent provided in the Settlement Order; provided, however, the lien in favor of LC Fund pursuant to the Settlement Order shall (a) be limited to the extent provided in the Settlement Agreement (as defined in the Settlement Order) until all obligations to the Lender under the DIP Credit Facility have been fully satisfied, (b) be subordinate to the DIP Liens granted to the Lender in this Final Order until the gross proceeds from the sale of the Debtors’ assets are equal to $5 million, and (c) after the aggregate gross proceeds of sale exceed $5 million, be pari passu with the DIP Liens in the ratio of 2.5% for LC Fund and 97.5% for the Lender (or 3.5% and 96.5%, respectively, after aggregate gross sale proceeds exceed $10 million) until full payment of the Lender under the DIP Credit Facility, and, thereafter, (iv) be an unsubordinate senior lien. In no event shall (a) any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under section 551 of the Bankruptcy Code, and (b) any person or entity who pays (or through the extension of credit to any Debtor, causes to be paid) any of the DIP Obligations be subrogated, in whole or in part, to any rights, remedies, claims, privileges, liens, or security interests granted in favor of, or conferred upon the Lender by the terms of the DIP Loan Documents or this Final Order, until such time as all of the DIP Obligations shall be indefeasibly paid in full in cash in accordance with the DIP Loan Documents. For avoidance of doubt, the DIP Liens shall not extend to the right to control avoidance actions under Chapter 5 of the Bankruptcy Code or actions of the estate that arose prepetition against third parties.

11. Postpetition Lien Perfection. This Order shall be sufficient and conclusive evidence of the validity, perfection, and priority of the liens granted by the Debtors to the Lender in the Collateral to secure all obligations incurred under the DIP Loan Documents without the necessity of filing or recording any financing statement, mortgage or other instrument or document which may otherwise be required under the law of any jurisdiction or the taking of any other action to validate or perfect the Lender’s liens, and no such filing or recordation shall be necessary or required in order to create or perfect any such lien.

12. Recordation of Liens. Notwithstanding the foregoing, the Lender, in its discretion, may file a copy of this Order as a financing statement or similar perfection document with any recording officer designated to file financing statements or with any registry or similar office in any jurisdiction in which the Debtors have property, and is hereby granted relief from the automatic stay of section 362 of the Bankruptcy Code in order to do so, and all such financing statements, mortgages, notices and other documents shall be deemed to have been filed or recorded as of the date of this Order. The Debtors shall execute and deliver to the Lender all such financing statements, mortgages, notices and other documents as the Lender may reasonably request to evidence, confirm, validate or perfect, or to insure the contemplated priority of, the DIP Liens granted pursuant to the DIP Loan Documents and this Final Order. The Lender, in its discretion, may file a xerographic copy of this Final Order as a financing statement with any recording officer designated to file financing statements or with any registry of deeds or similar office in any jurisdiction in which the Debtors have real or personal property.

13. Commitment Termination Date. All DIP Obligations shall be immediately due and payable in full, without notice or demand, on the date (the “Commitment Termination Date”) that is the earliest to occur of:

(a) September 1, 2006;

(b) the effective date of any plan of reorganization for one or more of the Debtors confirmed pursuant to Bankruptcy Code section 1129;

(c) the consummation of the sale of all or substantially all assets of either Debtor; and

(d) a date that is a “Termination Declaration Date” as defined herein.

14. Superpriority Claims. The DIP Obligations shall constitute allowed administrative expense claims with priority, under section 364(c)(1) of the Bankruptcy Code and otherwise, over all administrative expense claims, dimunition claims (including claims for adequate protection) and general unsecured claims and all other claims against the Debtors, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, administrative expenses of the kinds specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1113 and 1114 of the Bankruptcy Code (the “Superpriority Claims”), whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, which allowed claims shall be payable from and have recourse to all pre and post-petition property of the Debtors and all proceeds thereof. No costs or expenses of administration including, without limitation, professional fees allowed and payable under sections 328, 330 and 331 or other provisions of the Bankruptcy Code, that have been or may be incurred in these proceedings, or in any case(s) under chapter 7 of the Bankruptcy Code upon the conversion of any of the Cases or in any other proceedings related to any of the foregoing (any "Successor Cases”), and no priority claims to the Collateral are, or will be, senior to, prior to, or on a parity with the DIP Obligations, or with any other claims of the Lender arising hereunder.

15. Issuance of Stock; Reconstitution of Boards of Directors. In accordance with Section 23 of the Amended and Restated Note, if the Debtors fail to pay the DIP Obligations in full on or prior to the Maturity Date (a “Section 23 Default”), then, at the option of the Lender and to the extent permitted by applicable law: (a) Debtors shall pay Lender the sum of $400,000 as a late payment fee, (b) the Debtors shall issue to Lender, for the aggregate sum of $400,000, payable by setoff against the DIP Obligations owed to the Lender, all authorized unissued shares of common stock of the Debtors legally available for issuance, and/or (c) each Debtor shall, pursuant to (i) this Final Order and (ii) Section 303 of the General Corporation Law of the State of Delaware, 8 Del. C. § 303 (“Section 303”), reconstitute its board of directors (including, if necessary, name, constitute or appoint directors in place of or in addition to all or some of the directors then in office) so that the majority of the board of directors of each Debtor is satisfactory to Lender in its sole and absolute discretion; provided, however, that in the event that at the Maturity Date the Debtors are then parties to one or more existing contracts with a credible buyer(s) with respect to a Bona Fide Offer(s) that will provide funds to Debtors in an aggregate amount sufficient to enable Debtors to repay the DIP Obligations in full within thirty (30) days after the Maturity Date, the issuance of stock and reconstitution of the boards of directors provided for in Section 23 of the Amended and Restated Note and herein shall not occur unless and until Debtors fail to pay the DIP Obligations in full on or before thirty (30) days after the Maturity Date; provided, further, however, that the issuance of stock and reconstitution of the boards of directors pursuant hereto shall not be deemed to satisfy Debtors’ obligation to repay the DIP Obligations, which shall remain in effect under the Amended and Restated Note and this Final Order. Debtors further agree that, to the fullest extent permitted by applicable law: (a) if all of the current directors choose to resign from their positions on the boards of directors before reconstitution of the boards of directors pursuant hereto, prior to such resignations becoming effective the Debtors shall, pursuant to (i) the Financing Orders and (ii) Section 303, appoint the Chief Executive Officer as a director to serve in such capacity upon the resignations of such directors, and (b) the Debtors shall cooperate in good faith with Lender and take any and all actions necessary to facilitate the actions contemplated by Section 23 of the Amended and Restated Note, including, without limitation, as a condition precedent to any Subsequent Loans the execution and deposit into escrow by the Debtors and directors of any and all documents, in form and substance satisfactory to Lender, reasonably requested by Lender to confirm that they will comply with their respective obligations under Section 23 of the Amended and Restated Note.

16. Amendments. Subject to the provisions of the DIP Loan Documents, the Debtors and the Lender may amend, and the Lender may waive, any provision of the DIP Loan Documents without seeking the approval of this Court; provided, however, that such amendment or waiver, in the judgment of the Debtors and the Lender, is either nonprejudicial to the rights of third parties or is not material. Except as otherwise set forth in the foregoing sentence, no waiver, modification, or amendment of any of the provisions hereof or of the DIP Loan Documents shall be effective unless set forth in writing, signed by the parties hereto and approved by the Court.

17. Events of Default; Remedies. Immediately upon the occurrence of and during the continuance of an Event of Default (as defined in the Amended and Restated Note), (a) the Lender may declare all obligations owing under the DIP Loan Documents immediately due and payable and may declare the termination of any further commitment to extend credit to the Debtors to the extent any such commitment remains (the declaration of any of the foregoing being referred to herein as a "Termination Declaration” and the date of such declaration being referred to herein as the "Termination Declaration Date”), and (b) the default interest rate set forth in the Amended and Restated Note shall be automatically applicable to the DIP Obligations. In addition to the foregoing remedies and other customary remedies, the automatic stay imposed by section 362 of the Bankruptcy Code otherwise applicable to the Lender is hereby modified so that upon the occurrence and during the continuance of an Event of Default, and following the giving of five (5) days written notice (the “Remedies Notice Period”) to the Debtors, the Creditors’ Committee, the Equity Committee, and the United States Trustee, the Lender shall be entitled to foreclose on all or any portion of the Collateral, collect accounts receivable and apply the proceeds thereof to the DIP Obligations, occupy the Debtors’ premises to fulfill orders and sell the Collateral or otherwise exercise remedies against the Collateral permitted by applicable non-bankruptcy law. During the Remedies Notice Period, the Debtors, the Creditors’ Committee and the Equity Committee shall be entitled to an emergency hearing with the Court solely with respect to the issue of whether an Event of Default has occurred and is continuing, and, unless ordered otherwise prior to the expiration of the Remedies Notice Period, the automatic stay, as to the Lender, shall be automatically and irrevocably terminated at the end of the Remedies Notice Period and without further notice or order. Nothing contained in this Final Order or otherwise shall be construed to obligate the Lender in any way to lend or advance any Loans to the Debtors upon or after the occurrence of an Event of Default.

18. Disposition of Collateral. The Debtors shall not sell, transfer, lease, encumber or otherwise dispose of any portion of the Collateral without the prior written consent of the Lender (and no such consent shall be implied, from any other action, inaction or acquiescence by Lender or an order of this Court), except for sales of the Debtors’ Inventory (as defined in the Security Agreement) in the ordinary course of their businesses or except as otherwise provided for in the DIP Loan Documents.

19. Modification of Automatic Stay. The automatic stay imposed under section 362(a) of the Bankruptcy Code is hereby modified as necessary to (a) permit the Debtors to grant the DIP Liens and to incur all liabilities and obligations to the Lender under the DIP Loan Documents and this Final Order, and (b) authorize the Lender to retain and apply payments hereunder.

20. Reservation of Lender’s Rights. Entry of this Final Order shall not be deemed to prejudice any and all rights, remedies, claims and causes of action Lender may have against third parties, and shall not prejudice the rights of Lender from and after the entry of this Final Order to seek any other relief in the Cases. Entry of this Final Order shall not in any way constitute: (a) a preclusion or a waiver of any right of Lender to file, or to prosecute if already filed, a motion for relief from stay, a motion or request for relief, including but not limited to any adversary proceeding; (b) agreement, consent, or acquiescence to the terms of any plan of reorganization by virtue of any term or provision of this Final Order; (c) a preclusion of Lender’s right to sell participations in any of the Loans and assign its rights and interest in the Loans to third parties; (d) a preclusion or waiver to assert any other rights, remedies or defenses available to Lender, or to respond to any motion, application, proposal, or other action, all such rights, remedies, defenses and opportunities to respond being specifically reserved by Lender; or (e) a preclusion, waiver or modification of any rights or remedies that Lender has against any other person or entity.

21. Priority of Superpriority Claims and DIP Liens. If an order dismissing any of the Cases under section 1112 of the Bankruptcy Code or otherwise or converting the Cases to Successor Cases is entered at any time, such order shall provide (in accordance with sections 105 and 349 of the Bankruptcy Code) that the Superpriority Claims and DIP Liens granted to the Lender pursuant to this Order and the DIP Loan Documents shall continue in full force and effect and shall maintain their priorities as provided in this Order until all obligations to the Lender under the DIP Loan Documents shall have been paid and satisfied in full. Except as expressly provided herein, the DIP Liens shall not be made subject to or pari passu with any lien or security interest by any court order heretofore or hereafter entered in the Cases; and shall be valid and enforceable against any trustee appointed in the Cases, or in any Successor Cases. The DIP Liens shall not be subject to section 506(c), 510, 549, 550 or 551 of the Bankruptcy Code.

22. Section 506(c) Claims. No costs or expenses of administration which have been, or may be hereafter, incurred at any time in the Cases or in any Successor Cases shall be charged against the Lender, the DIP Obligations, or the Collateral, pursuant to sections 105, 506(c), or 522 of the Bankruptcy Code, or otherwise, without the prior written consent of the Lender, and no such consent shall be implied from any other action, inaction or acquiescence by the Lender.

23. Good Faith. The Lender has acted in good faith in connection with this Final Order and its reliance on the provisions of this Final Order is in good faith. Accordingly, the Lender is entitled to the protections provided for in section 364(e) of the Bankruptcy Code, and if any provision of this Order is hereafter reversed, modified, vacated or stayed, such reversal, stay, modification or vacation shall not affect (a) the validity of the Debtors’ obligations to the Lender as of the effective date of the reversal, stay, modification or vacation or (b) the validity or enforceability of any lien or priority authorized or created hereby or pursuant to the DIP Loan Documents.

24. Collateral Rights. Unless the Lender has provided its prior written consent or all DIP Obligations have been paid in full in cash (or will be paid in full in cash upon entry of an order approving indebtedness described in subparagraph (a) below), and all commitments to lend have terminated, there shall not be entered in these Cases, or in any Successor Cases, any order which authorizes any of the following:

(a) the obtaining of credit or the incurring of indebtedness that is secured by a security, mortgage, or collateral interest or other lien on all or any portion of the Collateral and/or entitled to priority administrative status which is equal or senior to those granted to the Lender herein; or

(b) the enforcement of any claimed security, mortgage, or collateral interest or other lien of any person other than the Lender on all or any portion of the Collateral (other than Permitted Liens).

25. Proceeds. Without limiting the provisions and protections of paragraph 24 above, if at any time prior to the repayment in full of all DIP Obligations and the termination of the Lender’s obligation to make loans under the DIP Credit Facility, including subsequent to the confirmation of any plan with respect to any or all of the Debtors’ estates, any trustee, any examiner with expanded powers or any responsible officer, subsequently appointed shall obtain credit or incur debt, then all of the cash proceeds derived from such credit or debt shall immediately be turned over to the Lender in reduction of the DIP Obligations.

26. Payment on or Before Effective Date of Plan. Unless the DIP Obligations have been paid in full on an earlier date, the DIP Obligations shall be indefeasibly paid in full on or before the effective date of any plan of reorganization confirmed in the Cases.

27. Survival of Final Order. The provisions of this Final Order and the liens and superpriority claims and all other rights and remedies of the Lender under this Final Order and the DIP Loan Documents shall survive, and shall not be modified, impaired or discharged by (a) entry of an order converting any of the Cases to a case under chapter 7, dismissing any of the Cases, terminating the joint administration of the Cases or by another act or omission, or (b) entry of an order confirming a plan of reorganization. The terms and provisions of this Final Order and the DIP Loan Documents shall continue in these Cases, or any Successor Cases, and the liens, superpriority claims and all other rights and remedies of the Lender granted by this Final Order and the DIP Loan Documents shall continue in full force and effect until all the obligations to the Lender under the DIP Loan Documents are indefeasibly paid in full and discharged (such payment being without prejudice to any terms or provisions contained in the DIP Loan Documents which survive such discharge by their terms); provided, that, all obligations and duties of Lender hereunder, under the DIP Loan Documents or otherwise with respect to any future loans or advances or otherwise shall terminate immediately upon the earlier of the date of any Event of Default or the date that a plan of reorganization of the Debtors becomes effective unless the Lender has given its express prior written consent thereto, no such consent being implied from any other action, inaction or acquiescence by Lender. The DIP Obligations shall not be discharged by entry of an order confirming a reorganization plan, the Debtors having waived such discharge pursuant to section 1141(d)(4) of the Bankruptcy Code. The Debtors shall not propose or support any reorganization plan that is not conditioned upon the payment in full in cash of all of the DIP Obligations, on or prior to the earlier to occur of (a) the effective date of such plan or (b) the Commitment Termination Date.

28. No Modification or Stay of this Final Order. Based on the findings set forth in this Final Order and in accordance with section 364(e) of the Bankruptcy Code, which is applicable to the DIP Credit Facility contemplated by this Final Order, in the event any or all of the provisions of this Final Order are hereafter modified, amended or vacated by a subsequent order of this or any other Court, no such modification, amendment or vacation shall affect the validity and enforceability of any advances made hereunder or lien or priority authorized or created hereby. Notwithstanding any such modification, amendment or vacation, any claim granted to the Lender hereunder arising prior to the effective date of such modification, amendment or vacation of any of the protections granted to the Lender herein shall be governed in all respects by the original provisions of this Final Order, and the Lender shall be entitled to all of the rights, remedies, privileges and benefits granted herein, with respect to any such claim. Since the Loans made pursuant to the DIP Loan Documents are made in reliance on this Final Order, the obligations owed to the Lender prior to the effective date of any stay, modification, amendment or vacation of this Final Order cannot, as a result of any subsequent order in the Cases, or in any Successor Cases, be subordinated, lose their lien priority or superpriority administrative expense claim status, or be deprived of the benefit of the status of the liens and claims granted to the Lender under this Final Order and/or the DIP Loan Documents.

29. Fees and Expenses. As provided in the Amended and Restated Note, all reasonable, documented fees and expenses of the Lender, including, without limitation, reasonable legal, consultant and advisory fees and expenses, in connection with the Loans, the DIP Loan Documents, and the DIP Credit Facility will be paid by the Debtors, whether or not the transactions contemplated hereby are consummated.

30. Binding Effect. The provisions of this Final Order shall be binding upon and inure to the benefit of the Lender, the Debtors and their respective successors and assigns (including any trustee or other fiduciary hereafter appointed as a legal representative of the Debtors or with respect to the property of the estates of the Debtors) whether in the Cases, in any Successor Cases, or upon dismissal of any such Chapter 11 or Chapter 7 case.

31. No Waiver. The failure of the Lender to seek relief or otherwise exercise its rights and remedies under the DIP Loan Documents, the DIP Credit Facility, or this Final Order, as applicable, shall not constitute a waiver of any of the Lender’s rights hereunder, thereunder, or otherwise. Notwithstanding anything herein, the entry of this Final Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, or otherwise impair (a) the rights of the Lender under the Bankruptcy Code or under non-bankruptcy law, including, without limitation, the rights of the Lender to (i) request conversion of either of the Cases to cases under Chapter 7, dismissal of either of the Cases, or the appointment of a trustee in either of the Cases (but only in the event an Event of Default has occurred and is continuing), or (ii) propose, subject to section 1121 of the Bankruptcy Code, a Chapter 11 plan or plans or (b) any of the rights, claims, or privileges (whether legal, equitable or otherwise) of the Lender.

32. No Third Party Rights. Except as expressly provided herein, this Final Order does not create any rights for the benefit of any third party, creditor, equity holder or any direct, indirect, or incidental beneficiary.

33. Enforceability. This Final Order shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052 and shall take effect and be fully enforceable immediately upon execution hereof.

34. Objections Overruled. All objections to the Motion to the extent not withdrawn or resolved, are hereby overruled.

35. No Waiver or Modification of Final Order. The Debtors irrevocably waive any right to seek any modification or extension of this Final Order without the prior written consent of the Lender and no such consent shall be implied by any other action, inaction or acquiescence of the Lender.

36. Exhibit D. The Debtors’ request to file Exhibit D to the Amended and Restated Note under seal is granted. Exhibit D to the Amended and Restated Note shall be held by the Clerk of the Bankruptcy Court under seal until October 31, 2006. The Debtors may share the information contained in Exhibit D to the Amended and Restated Note with creditors and equity interest holders, as appropriate, if the requesting party executes a confidentiality agreement. If the Debtors refuse to share the information with such party, or if the parties cannot agree upon the terms of the confidentiality agreement, the requesting party can file a motion with the Court to hear the dispute.

37. Inconsistency. In the event of any inconsistency between the terms and conditions of any DIP Loan Document and of this Final Order, the provisions of this Final Order shall govern and control.

38. Jurisdiction. This Court retains and reserves jurisdiction to interpret and enforce all provisions of this Final Order.

SO ORDERED by the Court this 1st day of May 2006.

/s/ Robert G. Mayer

ROBERT G. MAYER

U.S. BANKRUPTCY JUDGE

1 A copy of the Existing Note is incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on March 29, 2006.

2 A copy of the Security Agreement is incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed on March 29, 2006

3 A copy of the Escrow Agreement is incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed on March 29, 2006

4 Confidential Treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.

5 Capitalized terms used and not defined herein shall have the meanings set forth in the DIP Loan Documents.

WE ASK FOR THIS:

/s/ Thomas E. Cabaniss

Thomas E. Cabaniss, Esq. (VSB No. 14788)
John H. Maddock III, Esq. (VSB No. 41044)
David I. Swan, Esq.
McGUIREWOODS LLP
One James Center
901 East Cary Street
Richmond, Virginia 23219
804.775.1178
Counsel to the Debtors and Debtors-in-Possession

/s/ Paul Sweeney

Paul Sweeney, Esq. (VSB No. 33994)
Linowes and Blocher LLP
7200 Wisconsin Avenue, Suite 800
Bethesda, Maryland 20814

and

Michael B. Schaedle, Esq.
David W. Carickhoff, Esq.
Blank Rome LLP
One Logan Square
18th & Cherry Streets
Philadelphia, Pennsylvania 19103

Counsel for the Official Committee of Unsecured Creditors

/s/ Kevin O’Donnell

Kevin O’Donnell, Esq.
Connolly Bove Lodge & Hutz
1990 M Street, NW
Suite 800
Washington, DC 20036
Counsel for the Official Committee of Equity Security Holders

/s/ D.J. Baker

D.J. Baker, Esq.
Alexandra Margolis, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
and
Edward J. Meehan, Esq.
David E. Carney, Esq. (VSB No. 43914)
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005-2111

Counsel to East River Capital LLC

Local Rule Certification

I hereby certify, pursuant to Local Rule 9022-1 that this order has been endorsed by all necessary parties.

/s/ John H. Maddock III

John H. Maddock IIIEXHIBIT F

Monthly Operating Report for March 20066

6 A copy of the Monthly Operating Report for March 2006 is incorporated by reference to Exhibits 99.1 and 99.2 of the Company’s Form 8-K filed on April 19, 2006.